EXHIBIT 10
Incentive Compensation Agreement for ___________________

RETENTION AGREEMENT

This RETENTION AGREEMENT (“Agreement”), made as of the 7th day of August, 2018, by and between Bemis Company, Inc. (the “Company”), and [______________] (“Employee”).

Background

A.    Employee currently is employed by the Company.

B.    The Company is a party to a Transaction Agreement (the “Transaction Agreement”) pursuant to which Amcor Limited (“Amcor”) and the Company will combine in an all-stock transaction.

C.    The Company desires to retain Employee with the Company through the Effective Date (as defined below) and thereafter so as to ensure the continuity of the Company’s business and a successful transition and integration of the Company and Amcor, and Employee desires to continue his or her employment in accordance with the terms and conditions hereof.

D.    For purposes of this Agreement, the Company and each of its subsidiaries and affiliates are referred to herein as “Company Affiliates.”

In consideration of their respective covenants set forth herein, the Company and Employee, each intending to be legally bound hereby, agree as follows.

Agreement

Section 1.    Effective Date. This Agreement shall take effect upon the Closing of the transactions contemplated by the Transaction Agreement (the “Effective Date”). The parties agree that this Agreement shall not take effect and shall be null and void, and neither party shall have any obligations under this Agreement if for any reason the parties to the Transaction Agreement do not otherwise consummate the transactions contemplated by the Transaction Agreement.

Section 2.    Retention Payment.

A.     Retention Payment. Subject to the terms and conditions of this Agreement, if Employee remains actively employed by the Company (or other Company Affiliate determined by the Company) until the one-year anniversary of the Effective Date, or such earlier date that the Company terminates Employee’s employment other than for misconduct or non-performance (the “Retention Period”), then Employee will be eligible to receive a retention payment in the amount of $[______] (the “Retention Payment”).

B.    Timing of Payment. Any payment to which Employee becomes entitled under this Agreement will be made to Employee on the 60th day following the end of the Retention Period subject to the conditions set forth in this Section 2.

C.    Release. Promptly following the completion of the Retention Period, Employee will be presented with a general release of claims in a form prescribed by the Company, including but not limited to any claims relating to Employee’s employment with the Company or any Company Affiliate (the “Release”). Employee’s eligibility to receive the Retention Payment is conditioned upon Employee having executed an irrevocable Release (including with respect to the expiration of any applicable revocation period) prior to the 60th day following the end of the Retention Period.

D.    Additional Conditions to Retention Payment. Employee acknowledges his or her obligations under the Confidentiality and Non-Competition Agreements and any other confidentiality, non-competition, non-solicitation, or assignment of intellectual property rights agreements (the “Restrictive Covenant Agreements”) that Employee has signed. Employee’s eligibility to receive the Retention Payment is conditioned upon Employee being in compliance with all provisions of such Restrictive Covenant Agreements and the terms of this Agreement through the date of payment of the Retention Payment.

Section 3.    Employment Relationship. At all times during and following the Retention Period, Employee’s employment relationship with the Company or any Company Affiliate is and will remain “at will” and nothing in this Agreement is intended or shall be interpreted to require Company or any Company Affiliate to continue Employee’s employment for any period of time following the Effective Date.

Section 4.    Miscellaneous Provisions.

A.    Other Employment Policies. At all times during his or her employment, Employee shall comply with all of the applicable business conduct and other policies generally in effect for employees of the Company and Company Affiliates, as the same may be amended from time to time. This Retention Payment will not be considered eligible pay or compensation for purposes of any benefit plan or program of the Company or Company Affiliates.

B.    Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof; provided, however, that any Restrictive Covenant Agreements between Employee and the Company or Company Affiliates shall remain in full force and effect. The parties hereto have made no agreements, representations or warranties relating to the subject matter hereof that are not set forth herein.

C.    Successors. The Company may in its sole discretion assign or delegate its rights or obligations under this Agreement to any Company Affiliate or to any successor entity of the Company or such Company Affiliate. Employee’s continued employment with any Company Affiliate shall constitute continued employment with the Company for purposes of Section 2 of this Agreement. Employee acknowledges that the services to be rendered by Employee are unique and personal. Accordingly, Employee may not assign or delegate any of Employee’s rights or obligations under this Agreement.

D.    Withholding Taxes. Any retention payment is a gross amount prior to any tax withholding and other deductions required by law. The Company shall withhold from any monies payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulations or ruling.

E.    General. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto. Upon the termination of this Agreement for any reason, the provisions of this Agreement that by their terms survive such expiration or termination shall continue in effect and will bind each of the parties according to the terms thereof. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

F.    Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

G.    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Wisconsin without reference to any choice of law doctrines. Any action to enforce the provisions of this Retention Agreement shall be brought solely in the state or federal courts located in the State of Wisconsin, and the parties hereby consent to the jurisdiction of such courts for any such action and further waive any objection to the convenience of the forum or venue.

H.    Confidentiality. Employee agrees to keep the terms of this Agreement confidential and will not disclose those terms to anyone (other than the Employee’s spouse, attorney or financial planner, or other disclosure required by law) without the Company’s prior written consent.

The parties have executed this Agreement on the date first written above.

Employee

______________________________
[Employee Name]

Bemis Company, Inc.

______________________________
[Officer Name]
Its [Officer Title]